Exhibit 99.2

DallasNews Corporation Takes Further Steps

to Advance Return to Growth Strategy

Relocation of North Texas Print Operations

Key Decision in the Company’s Return to Growth Plan

Dividend Suspension

DALLAS—DallasNews Corporation (Nasdaq: DALN) (the “Company”), the parent company of The Dallas Morning News, announced today a plan to relocate and optimize its print operations currently located in Plano, Texas.  The Company will streamline its printing operations into a smaller, leased facility in Carrollton, Texas, and make capital investments in more efficient technology. This transition will allow The News to keep its operations in North Texas and continue to produce a seven-day print edition for the foreseeable future.  The new facility is expected to be operational in early 2025, and until then, all print operations will remain in the current facility.

The News’ current print facility, built in phases starting in 1980, is approximately 620,000 square feet and is located on nearly 29 acres in Collin County at the intersection of Coit Road and West Plano Parkway. The Company is conducting a market study and assessing the best future use for the property, including a  potential sale of the property.

This transition of the Company’s print operations to a smaller facility is a pivotal element of its Return to Growth Plan, which started in 2021. Once the transition is completed, the Company expects to benefit from annual expense savings of approximately $5.0 million.  This strategic decision is an essential step in the Company’s path toward becoming a sustainably profitable enterprise.

“Our Return to Growth Plan remains well on track to achieve the targets we have laid out, and this decision contributes significantly to achieving those goals,” said Grant Moise, The News’  publisher, and chief executive officer of DallasNews Corporation. “We have continued to produce a premier print product that reflects our dedication to quality journalism. With this decision, we will be better positioned to do so profitably.”

The News has entered into a letter of intent for a  five-year lease for a 67,000 square foot facility in Carrollton, Texas. This facility is significantly smaller than the existing print facility and will require considerably less expense to operate and maintain. As part of this transition, the Company expects to make capital investments of approximately $8.0 million to purchase and install a more efficient press and related equipment.  The Company believes that its existing cash and cash equivalents, cash generated from operations and available sources of liquidity will be sufficient to fund the capital investments.

The new facility and operations are expected to require about 60 percent fewer staff, equivalent to about 85 fewer employees, compared to the current print operations. This transition will trigger notification requirements under the Worker Adjustment and Retraining Notification Act (WARN Act). These notifications will be provided to all impacted employees and the appropriate local and state agencies.

“We regret that we will lose valued employees due to this decision. Over the next eight months, we will have the opportunity to offer individualized guidance to our print production employees on what this printing transition plan and timeline means to each of them,” said Katy Murray, president of DallasNews Corporation.

Murray also commented, “Based on the required capital investments to support the transition of the print operations, the Board of Directors of DallasNews Corporation has decided to suspend the declaration and payment of dividends until further notice.”

The News does not expect any interruption in subscriber or distribution services from this change and will continue to print and deliver on its current schedule.

By prioritizing improvement and efficiency, DallasNews Corporation is poised to continue its progress toward becoming a sustainably profitable organization, further solidifying its position as a leader in the media industry while maintaining its unwavering commitment to serving the North Texas community.

About DallasNews Corporation

DallasNews Corporation is the Dallas-based holding company of The Dallas Morning News and Medium Giant.  The Dallas Morning News is Texas’ leading daily newspaper, with an excellent journalistic reputation, intense regional focus and close community ties. With offices in Dallas and Tulsa, Medium Giant is a full-service advertising agency dedicated to designing, creating and delivering stories that drive customers to act. For additional information, visit dallasnewscorporation.com or email invest@dallasews.com.

Statements in this communication concerning the Company’s planned transition of print operations, expected capital investments and expense savings related to the transition, the Company’s business outlook or future economic performance, revenues, expenses, cash balance, investments, business initiatives, working capital, dividends, future financings, and other financial and non-financial items that are not historical facts are “forward-looking statements” as the term is defined under applicable federal securities laws. Words such as “anticipate,” “assume,” “believe,” “can,” “could,” “estimate,” “forecast,” “intend,” “expect,” “may,” “project,” “plan,” “seek,” “should,” “target,” “will,” “would” and their opposites and similar expressions are intended to identify forward-looking statements. Forward-looking statements are subject to risks, uncertainties and other factors that could cause actual results to differ materially from those set forth in forward-looking statements. Such risks, trends and uncertainties are, in most instances, beyond the Company’s control, and include changes in advertising demand and other economic conditions; volatility in the North Texas real estate market; consumers’ tastes; newsprint and distribution prices; program costs; the Company’s ability to successfully execute the Return to Growth Plan; the success of the Company’s digital strategy; labor relations; cybersecurity incidents; and technological obsolescence. Among other risks, there can be no guarantee that the board of directors will approve dividends in the future or that the Company’s financial projections are accurate, as well as other risks described in the Company’s Annual Report on Form 10-K and in the Company’s other public disclosures and filings with the Securities and Exchange Commission. Forward-looking statements, which are as of the date of this filing, are not updated to reflect events or circumstances after the date of the statement.